
                                                                    Exhibit 4(m)


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                                  CNF Trust I




                              ------------------

                    PREFERRED SECURITIES GUARANTEE AGREEMENT

                              ------------------



                           Dated as of June 11, 1997


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

                               TABLE OF CONTENTS
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PREFERRED SECURITIES GUARANTEE AGREEMENT.........................   1

ARTICLE I DEFINITIONS AND INTERPRETATION.........................   2
     Section 1.1  Definitions and Interpretation.................   2

ARTICLE II TRUST INDENTURE ACT...................................   5
     Section 2.1  Trust Indenture Act; Application...............   5
     Section 2.2  Lists of Holders of Securities.................   5
     Section 2.3  Reports by the Preferred Guarantee Trustee.....   6
     Section 2.4  Periodic Reports to Preferred Guarantee
                  Trustee........................................   6
     Section 2.5  Evidence of Compliance with Conditions
                  Precedent......................................   6
     Section 2.6  Events of Default; Waiver......................   7
     Section 2.7  Event of Default; Notice.......................   7
     Section 2.8  Conflicting Interests..........................   7

ARTICLE III       POWERS, DUTIES AND RIGHTS OF PREFERRED  GUARANTEE
                  TRUSTEE.........................................  8
     Section 3.1  Powers and Duties of the Preferred Guarantee
                  Trustee........................................   8
     Section 3.2  Certain Rights of Preferred Guarantee Trustee..  10
     Section 3.3  Not Responsible for Recitals or Issuance of
                  Preferred Securities Guarantee.................  13

ARTICLE IV        PREFERRED GUARANTEE TRUSTEE....................  13
     Section 4.1  Preferred Guarantee Trustee; Eligibility.......  13
     Section 4.2  Appointment, Removal and Resignation of
                  Preferred Guarantee Trustee....................  14

ARTICLE V GUARANTEE..............................................  15
     Section 5.1  Guarantee......................................  15
     Section 5.2  Waiver of Notice and Demand....................  15
     Section 5.3  Obligations Not Affected.......................  15
     Section 5.4  Rights of Holders..............................  17
     Section 5.5  Guarantee of Payment...........................  17
     Section 5.6  Subrogation....................................  17
     Section 5.7  Independent Obligations........................  18

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ARTICLE VI        LIMITATION OF TRANSACTIONS;
                  SUBORDINATION..................................  18
     Section 6.1  Limitation of Transactions.....................  18
     Section 6.2  Ranking........................................  19

ARTICLE VII       TERMINATION....................................  19
     Section 7.1  Termination....................................  19

ARTICLE VIII      INDEMNIFICATION................................  20
     Section 8.1  Exculpation....................................  20
     Section 8.2  Indemnification................................  20

ARTICLE IX        MISCELLANEOUS..................................  21
     Section 9.1  Successors and Assigns.........................  21
     Section 9.2  Amendments.....................................  21
     Section 9.3  Notices........................................  21
     Section 9.4  Benefit........................................  22
     Section 9.5  Governing Law..................................  22

                    PREFERRED SECURITIES GUARANTEE AGREEMENT


          This PREFERRED SECURITIES GUARANTEE AGREEMENT (the "Preferred Securities Guarantee"), dated as of June 11, 1997, is executed and delivered by CNF Transportation Inc., a Delaware corporation (the "Guarantor"), and The First National Bank of Chicago, as trustee (the "Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the TECONS (as defined herein) of CNF Trust I, a Delaware statutory business trust (the "Issuer").

          WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of June 11, 1997, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing preferred securities, having an aggregate liquidation amount of $110,000,000 ($125,000,000 if the Underwriters' over-allotment option is exercised in full) designated the $2.50 Term Convertible Securities, Series A (the "TECONS").

          WHEREAS, as incentive for the Holders to purchase the TECONS, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders of the TECONS the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

          WHEREAS, as of the date hereof, the Guarantor is also executing and delivering a guarantee agreement (the "Common Securities Guarantee") in substantially identical terms to this Preferred Securities Guarantee for the benefit of the holders of the Common Securities (as defined in the Declaration referred to below), except that if an Event of Default (as defined in the Indenture (as defined herein)) with respect to the Debentures, has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments under the Common Securities Guarantee are subordinated to the rights of Holders of TECONS to receive Guarantee Payments under this Preferred Securities Guarantee.

          NOW, THEREFORE, in consideration of the purchase by each Holder of TECONS, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.

ARTICLE I DEFINITIONS AND INTERPRETATION

     Section 1.1  Definitions and Interpretation.

          In this Preferred Securities Guarantee, unless the context otherwise requires:

                  (a) capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

                  (b) terms defined in the Declaration as at the date of execution of this Preferred Securities Guarantee have the same meaning when used in this Preferred Securities Guarantee unless otherwise defined in this Preferred Securities Guarantee;

                  (c) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

                  (d) all references to "the Preferred Securities Guarantee" or "this Preferred Securities Guarantee" are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;

                  (e) all references in this Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified;

                  (f) a term defined in the Trust Indenture Act has the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee or unless the context otherwise requires; and

                  (g) a reference to the singular includes the plural and vice versa.

          "Authorized Officer" of a Person means any Person that is authorized to bind such Person; provided, however, that the Authorized Officer signing an Officers' Certificate given pursuant to Section 314(a)(4) of the Trust Indenture Act shall be the principal executive, financial or accounting officer of such Person.

          "Base Indenture" means the Indenture dated as of June 11, 1997 between the Company and The First National Bank of Chicago, as trustee.

          "Common Securities Guarantee" means the Common Securities Guarantee Agreement dated as of June 11, 1997 of the Sponsor in respect of the Common Securities.

          "Corporate Trust Office" means the office of the Preferred Guarantee Trustee at which the corporate trust business of the Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at One First National Plaza, Chicago, Illinois 60670.

          "Covered Person" means any Holder or beneficial owner of TECONS.

          "Declaration Event of Default" means an Event of Default as defined in the Declaration.

          "Guarantee Event of Default" means (i) the failure of the Guarantor to perform any of its payment or other obligations under this Preferred Securities Guarantee or (ii) the failure of the Guarantor to deliver CNF Common Stock upon an appropriate election by any Holder of TECONS to convert such TECONS into shares of CNF Common Stock.

          "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the TECONS, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid Distributions which are required to be paid on such TECONS to the extent the Issuer shall have funds available therefor, (ii) the redemption price (the "Redemption Price"), and all accumulated and unpaid Distributions to but excluding the date of redemption to the extent the Issuer has funds available therefor, with respect to any TECONS called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the conversion of all of the TECONS into CNF Common Stock, the redemption of all outstanding TECONS or the distribution of Debentures to the Holders in exchange for TECONS as provided in the Declaration) or in connection with any transaction permitted pursuant to Section 3.15 of the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the TECONS to but excluding the date of payment, to the extent the Issuer shall have funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the
Issuer (in either case, the "Liquidation Distribution").   If an Event of
Default (as defined in the Indenture) with respect to the Debentures has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the Common Securities Guarantee Agreement are subordinated to the rights of Holders of TECONS to receive Guarantee Payments.

          "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any TECONS; provided, however, that, in determining whether the holders of the requisite percentage of TECONS have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

          "Indemnified Person" means the Preferred Guarantee Trustee, any Affiliate of the Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Preferred Guarantee Trustee.

          "Indenture" means the Subordinated Indenture dated as of June 11, 1997, between the Guarantor (the "Debenture Issuer") and The First National Bank of Chicago, as trustee, as supplemented by the First Supplemental Indenture dated as of June 11, 1997, between the Debenture Issuer and The First National Bank of Chicago, as trustee, as the same may be further amended or supplemented from time to time in accordance with its terms.

          "List of Holders" shall have the meaning assigned thereto in Section 2.2(a) hereof.

          "Majority in liquidation amount of the Securities" means, except as provided in the terms of the TECONS or, except as provided by the Trust Indenture Act, a vote by Holder(s) of TECONS, voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid Distributions to but excluding the date upon which the voting percentages are determined) of all outstanding TECONS.

          "Preferred Guarantee Trustee" means The First National Bank of Chicago, until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Preferred Securities Guarantee and thereafter means each such Successor Preferred Guarantee Trustee.

          "Responsible Officer" means, with respect to the Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Preferred Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

          "Successor Preferred Guarantee Trustee" means a successor Preferred Guarantee Trustee possessing the qualifications to act as Preferred Guarantee Trustee under Section 4.1.

          "Trust Securities" means the Common Securities and the TECONS.

ARTICLE II  TRUST INDENTURE ACT

     Section 2.1  Trust Indenture Act; Application.

                  (a) This Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

                  (b) if and to the extent that any provision of this Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

     Section 2.2  Lists of Holders of Securities.

                  (a) The Guarantor shall provide the Preferred Guarantee Trustee with a list, in such form as the Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the TECONS

("List of Holders") as of such date, (i) within 14 days after each record date for payment of Distributions, as of such record date, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Preferred Guarantee Trustee, provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Guarantee Trustee by the Guarantor or in the event that the Preferred Guarantee Trustee is the Registrar under the Declaration. The Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

                  (b) The Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

     Section 2.3  Reports by the Preferred Guarantee Trustee.

          Within 60 days after May 15 of each year, the Preferred Guarantee Trustee shall provide to the Holders of the TECONS such reports as are required by Section 313 of the Trust Indenture Act if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

     Section 2.4  Periodic Reports to Preferred Guarantee Trustee.

          The Guarantor shall provide to the Preferred Guarantee Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by
Section 314 of the Trust Indenture Act.

          Delivery of such reports, information and documents to the Preferred Guarantee Trustee is for informational purposes only and the Preferred Guarantee Trustee's receipt of such shall not constitute constructive notice of any information contained therein, including the Guarantor's compliance with any of its covenants hereunder (as to which the Preferred Guarantee Trustee is entitled to rely exclusively on Officers' Certificates).

     Section 2.5  Evidence of Compliance with Conditions Precedent.

          The Guarantor shall provide to the Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

     Section 2.6  Events of Default; Waiver.

          The Holders of a Majority in liquidation amount of TECONS may, by vote, on behalf of the Holders of all of the TECONS, waive any past Guarantee Event of Default and its consequences. Upon such waiver, any such Guarantee Event of Default shall cease to exist, and any Guarantee Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Guarantee Event of Default or impair any right consequent thereon.

     Section 2.7  Guarantee Event of Default; Notice.

                  (a) The Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Guarantee Event of Default actually known to a Responsible Officer of the Preferred Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders of the TECONS, notices of all such Events of Default, unless such defaults have been cured before the giving of such notice, provided, that, the Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the TECONS.

                  (b) The Preferred Guarantee Trustee shall not be deemed to have knowledge of any Guarantee Event of Default unless the Preferred Guarantee Trustee shall have received written notice, or of which a Responsible Officer of the Preferred Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge.

     Section 2.8  Conflicting Interests.

          The Declaration shall be deemed to be specifically described in this Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III  POWERS, DUTIES AND RIGHTS OF PREFERRED GUARANTEE TRUSTEE

     Section 3.1  Powers and Duties of the Preferred Guarantee Trustee.

                  (a) This Preferred Securities Guarantee shall be held by the Preferred Guarantee Trustee for the benefit of the Holders of the TECONS, and the Preferred Guarantee Trustee shall not transfer this Preferred Securities Guarantee to any Person except a Holder of TECONS exercising his or her rights pursuant to Section 5.4(b) or to a Successor Preferred Guarantee Trustee on acceptance by such Successor Preferred Guarantee Trustee of its appointment to act as Successor Preferred Guarantee Trustee. The right, title and interest of the Preferred Guarantee Trustee shall automatically vest in any Successor Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Guarantee Trustee.

                  (b) If an Guarantee Event of Default actually known to a Responsible Officer of the Preferred Guarantee Trustee has occurred and is continuing, the Preferred Guarantee Trustee shall (and the Guarantor acknowledges that the Preferred Guarantee Trustee shall) enforce this Preferred Securities Guarantee for the benefit of the Holders of the TECONS.

                  (c) The Preferred Guarantee Trustee, before the occurrence of any Guarantee Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee. In case an Guarantee Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

                  (d) No provision of this Preferred Securities Guarantee shall be construed to relieve the Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                  (i) prior to the occurrence of any Guarantee Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                       (A) the duties and obligations of the Preferred Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee; and

                       (B) in the absence of bad faith on the part of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Preferred Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Preferred Securities Guarantee;

                  (ii) the Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Preferred Guarantee Trustee, unless it shall be proved that the Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                  (iii) the Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the TECONS relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee; and

                  (iv) no provision of this Preferred Securities Guarantee shall require the Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

     Section 3.2  Certain Rights of Preferred Guarantee Trustee.

                  (a)     Subject to the provisions of Section 3.1:

                  (i) The Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                  (ii) Any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by an Officers' Certificate.

                  (iii) Whenever, in the administration of this Preferred Securities Guarantee, the Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred

     Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

               (iv) The Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

               (v) The Preferred Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction.

               (vi) The Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Preferred Guarantee Trustee.

               (vii) The Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

               (viii) The Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

               (ix) Any action taken by the Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the TECONS, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Preferred Guarantee Trustee's or its agent's taking such action.

               (x) Whenever in the administration of this Preferred Securities Guarantee the Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Preferred Guarantee Trustee
     (i) may request instructions from the Holders of a Majority in liquidation amount of the TECONS, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

               (xi) The Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

                  (xii) The Preferred Securities Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Preferred Securities Guarantee.

                  (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Preferred Guarantee Trustee shall be construed to be a duty.

     Section 3.3 Not Responsible for Recitals or Issuance of Preferred Securities Guarantee.

          The recitals contained in this Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.

ARTICLE IV  PREFERRED GUARANTEE TRUSTEE

     Section 4.1  Preferred Guarantee Trustee; Eligibility.

                  (a) There shall at all times be a Preferred Guarantee Trustee which shall:

                  (i)   not be an Affiliate of the Guarantor; and

                  (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or other Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

                  (b) If at any time the Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

                  (c) If the Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

     Section 4.2 Appointment, Removal and Resignation of Preferred Guarantee Trustee.

                  (a) Subject to Section 4.2(b), the Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

                  (b) The Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor.

                  (c) The Preferred Guarantee Trustee appointed to office shall hold office until a Successor Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Guarantee Trustee.

                  (d) If no Successor Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of resignation or removal, the Preferred Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Preferred Guarantee Trustee.

                  (e) No Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Preferred Guarantee Trustee.

                  (f) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Preferred Guarantee Trustee pursuant to this
Section 4.2, the Guarantor shall pay to the Preferred Guarantee Trustee all amounts accrued and owing to the Preferred Guarantee Trustee to the date of such termination, removal or resignation.

ARTICLE V GUARANTEE

     Section 5.1  Guarantee.

          The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (except to the extent paid, and without duplication of amounts paid, by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     Section 5.2  Waiver of Notice and Demand.

          The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     Section 5.3  Obligations Not Affected.

          The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the TECONS to be performed or observed by the Issuer;

                  (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the TECONS or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the TECONS (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures permitted by the Indenture);

                  (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the TECONS, or any action on the part of the Issuer granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                  (e) any invalidity of, or defect or deficiency in, the TECONS;

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                  (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

     Section 5.4  Rights of Holders.

                  (a) The Holders of a Majority in liquidation amount of the TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of this Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee.

                  (b) If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any Holder of TECONS may institute a legal proceeding directly against the Guarantor to enforce the Preferred Guarantee Trustee's rights under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, the Preferred Guarantee Trustee or any other person or entity. The Guarantor waives any right or remedy to require that any action be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor. Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Holder of TECONS may directly institute a proceeding against the Guarantor for enforcement of this Preferred Securities Guarantee for such payment.

     Section 5.5  Guarantee of Payment.

          This Preferred Securities Guarantee creates a guarantee of payment and not of collection.

     Section 5.6  Subrogation.

          The Guarantor shall be subrogated to all (if any) rights of the Holders of TECONS against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

     Section 5.7  Independent Obligations.

          The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the TECONS, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI  LIMITATION OF TRANSACTIONS; SUBORDINATION

     Section 6.1  Limitation of Transactions.

          So long as any TECONS remain outstanding, if there shall have occurred and be continuing any Guarantee Event of Default or any Declaration Event of Default, then (a) the Guarantor shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A)
(i) purchases or acquisitions of shares of the Guarantor's capital stock (or capital stock equivalents) in connection with the satisfaction by the Guarantor of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder) or the satisfaction by the Guarantor of its obligations pursuant to any contract or security requiring the Guarantor to purchase shares of the Guarantor's capital stock (or capital stock equivalents), (ii) purchases of shares of the Guarantor's capital stock (or capital stock equivalents) from officers, directors or employees of the Guarantor or its subsidiaries pursuant to employment agreements or upon termination of employment or retirement, (iii) as a result of a reclassification, combination or subdivision of the Guarantor's capital stock or the exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the

Guarantor's capital stock, (iv) dividends or distributions of shares of common stock on common stock, (v) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged into such capital stock, (vi) dividends or distributions on, or redemptions, purchases or acquisitions of, or liquidation payments with respect to, the Guarantor's Series B Cumulative Convertible Preferred Stock, (vii) purchases or other acquisitions of common stock in connection with a dividend reinvestment or other similar plan, or (viii) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (B) guarantee payments made with respect to any of the foregoing), (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior to the Debentures and (c) the Guarantor shall not make any guarantee payments with respect to the foregoing (other than pursuant to this Preferred Securities Guarantee or the Common Securities Guarantee Agreement).

     Section 6.2  Ranking.

          This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor except any liabilities that may be pari passu expressly by their terms, (ii) pari passu in right of payment with the most senior preferred or preference stock now or hereafter issued by the Guarantor, if any, and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock.

ARTICLE VII    TERMINATION

     Section 7.1  Termination.

          This Preferred Securities Guarantee shall terminate (i) upon full payment of the redemption price of all TECONS, together with all accumulated and unpaid Distributions thereon to but excluding the date of redemption, (ii) upon the conversion of the TECONS into CNF Common Stock or other securities or property as provided in the Declaration or upon the distribution of the Debentures to the Holders of all of the TECONS or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of TECONS must restore payment of any sums paid under the TECONS or under this Preferred Securities Guarantee.

ARTICLE VIII   INDEMNIFICATION

     Section 8.1  Exculpation.

                  (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage, liability, expense or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage, liability, expense or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

                  (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of TECONS might properly be paid.

     Section 8.2  Indemnification.

          The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The provisions of this Section 8.2 shall survive the termination of this Preferred Securities Guarantee or the resignation or removal of the Preferred Guaranteed Trustee.

          When the Preferred Guarantee Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(6) or
Section 501(7) of the Base Indenture, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

ARTICLE IX        MISCELLANEOUS

     Section 9.1  Successors and Assigns.

          All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the TECONS then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity permitted by Section 801 of the Base Indenture or any sale, transfer or lease of the Guarantor's assets to another entity permitted by Section 801 of the Base Indenture, the Guarantor may not assign its rights or delegate its obligations under this Preferred Securities Guarantee without the prior approval of the holders of at least a Majority in liquidation amount of the TECONS then outstanding. Upon any consolidation by the Guarantor with or merger of the Guarantor into any other Person or any conveyance, transfer or lease of the properties and assets of the Guarantor substantially as an entirety to any Person in accordance with Section 801 of the Base Indenture, the successor Person formed by such consolidation or into which the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Preferred Securities Guarantee with the same effect as if such successor Person had been named as the Guarantor herein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under this Preferred Securities Guarantee.

     Section 9.2  Amendments.

          Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no vote or consent of Holders will be required), this Preferred Securities Guarantee may be amended only with the prior approval of the Holders of at least a Majority in liquidation amount of all the outstanding TECONS. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval. For purposes of this Preferred Securities Guarantee, any change which only eliminates or limits any of the dividends, distributions, redemptions, purchases, acquisitions or liquidation payments which the Guarantor is permitted to make pursuant to subclauses (A) or (B) of clause (a) of Section
6.1 shall be deemed not to materially adversely affect the rights of Holders.

     Section 9.3  Notices.

          All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

                  (a) If given to the Preferred Guarantee Trustee, at the Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Preferred Guarantee Trustee may give notice of to the Holders of the TECONS):

          The First National Bank of Chicago
          One First National Plaza
          Chicago, Illinois  60670
          Attn:  Corporate Trust Administration

                  (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the TECONS):

          CNF Transportation Inc.
          3240 Hillview Avenue
          Palo Alto, California  94304
          Attn: Chief Financial Officer

                  (c) If given to any Holder of TECONS, at the address set forth on the books and records of the Issuer.

          All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

     Section 9.4  Benefit.

          This Preferred Securities Guarantee is solely for the benefit of the Holders of the TECONS and, subject to Section 3.1(a), is not separately transferable from the TECONS.

     Section 9.5  Governing Law.

          THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

          THIS PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.


                    CNF TRANSPORTATION, INC.,
                         as Guarantor


                    By:
                         -------------------------------------------------

                    Name:
                           -----------------------------------------------

                    Title:
                            ----------------------------------------------


                    THE FIRST NATIONAL BANK OF CHICAGO,
                        as Preferred Guarantee Trustee

                    By:
                         -------------------------------------------------

                    Name:
                           -----------------------------------------------

                    Title:
                            ----------------------------------------------